Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD SECOND QUARTER RESULTS

Second Quarter Year-over-year Highlights:

•	Net revenues increased 10.7% to approximately $34.6 billion

•	Operating profit increased 11.9% to approximately $2.2 billion

•	Adjusted EPS increased 16.5% to $1.13, while GAAP diluted EPS from continuing operations increased 16.7% to $1.06

Year-to-date Highlights:

•	Generated free cash flow of $2.2 billion

•	Cash flow from operations of $3.1 billion

2014 Guidance:

•	Full-year Adjusted EPS range raised and narrowed to $4.43 to $4.51, up from $4.36 to $4.50

•	GAAP diluted EPS from continuing operations range raised and narrowed to $4.16 to $4.24, up from $4.09 to $4.23

•	Provided third quarter Adjusted EPS guidance of $1.11 to $1.14 and GAAP diluted EPS from continuing operations guidance of $1.04 to $1.07

•	Full year free cash flow range confirmed at $5.5 to $5.8 billion; cash flow from operations raised to $7.2 to $7.5 billion, up from $7.0 to $7.3 billion

WOONSOCKET, RHODE ISLAND, August 5, 2014 - CVS Caremark Corporation (NYSE: CVS) today announced operating results for the three months ended June 30, 2014.

Revenues

Net revenues for the three months ended June 30, 2014, increased 10.7%, or approximately $3.4 billion, to $34.6 billion compared to the three months ended June 30, 2013.

Revenues in the Pharmacy Services Segment increased 16.2%, or $3.0 billion, to $21.8 billion in the three months ended June 30, 2014. The increase was driven by net new business, growth in specialty pharmacy including the acquisition of Coram and the impact of Specialty Connect®, drug inflation and product mix, partially offset by an increase in generic dispensing. Pharmacy network claims processed during the three months ended June 30, 2014 increased 2.2% to 210.4 million compared to 205.9 million in the prior year. The increase in the pharmacy network claim volume was primarily due to net new business, partially offset by a decrease in Medicare Part D claims. Mail choice claims processed during the three months ended June 30, 2014 decreased 1.0% to 20.5 million, compared to 20.7 million in the prior year. The decrease in mail choice claims was driven by a decline in traditional mail volumes, which was partially offset by growth in our Maintenance Choice program.

Revenues in the Retail Pharmacy Segment increased 4.5%, or $732 million, to $16.9 billion in the three months ended June 30, 2014. Same store sales increased 3.3% versus the second quarter of last year, with pharmacy same store sales up 5.0% and front store same store sales down 0.4%. Pharmacy same store prescription volumes rose 3.9% on a 30-day equivalent basis. Front store same store sales were positively impacted by approximately 80 basis points from the shift of the Easter holiday from March in 2013 to April in 2014. Front store same store sales were negatively impacted by softer customer traffic, partially offset by an increase in basket size. In addition, front store same store sales would have been approximately 110 basis points higher if tobacco and the estimated associated basket sales were excluded. Pharmacy same store sales were negatively impacted by approximately 160 basis points from recent generic drug introductions and by approximately 130 basis points from the implementation of Specialty Connect. The implementation of Specialty Connect had a greater effect on revenues than prescription volumes due to the higher dollar value of specialty products.

Specialty Connect integrates the Company's mail and retail capabilities, providing members with the choice to bring their specialty prescriptions to any CVS/pharmacy® location. Whether submitted through our mail order pharmacy or at CVS/pharmacy, all prescriptions are filled through the Company’s specialty mail order pharmacies, so all revenue from this specialty prescription services program is recorded within the Pharmacy Services Segment. Members then can choose to pick up their medication at their local CVS/pharmacy or have it sent to their home through the mail.

For the three months ended June 30, 2014, the generic dispensing rate increased approximately 180 basis points in the Pharmacy Services Segment, to 82.4%, and approximately 160 basis points in the Retail Pharmacy Segment, to 83.5%, compared to the prior year.

Net Income

Net income for the three months ended June 30, 2014, increased 10.9%, or approximately $122 million, to $1.2 billion, compared with approximately $1.1 billion during the three months ended June 30, 2013. The Pharmacy Services and Retail Pharmacy segments both benefited from the impact of increased generic drugs dispensed and, consistent with our guidance, from the State of California's finalization of Medicaid reimbursement rates relative to our historic rate estimates. The Pharmacy Services Segment was positively impacted by growth in specialty pharmacy and favorable purchasing economics. The Retail Pharmacy Segment was positively impacted by increased sales and an improved margin rate, partially offset by incremental store operating costs associated with operating more stores. Adjusted earnings per share (Adjusted EPS) for the three months ended June 30, 2014 and 2013, was $1.13 and $0.97, respectively, an increase of 16.5%. Adjusted EPS in the three months ended June 30, 2014 excludes $133 million and $124 million in 2014 and 2013, respectively, of intangible asset amortization related to acquisition activity. GAAP earnings per diluted share for the three months ended June 30, 2014 and 2013, was $1.06 and $0.91, respectively, an increase of 16.7%.

President and Chief Executive Officer Larry Merlo stated, “I'm extremely pleased with our strong performance this quarter. With Adjusted EPS increasing 16.5%, we came in two cents above the high end of our expectations. This was fueled by solid results across the enterprise, as both the PBM and retail businesses exceeded revenue expectations while delivering strong gross margins. Operating profit in the PBM increased 30%, exceeding expectations, while operating profit in the retail business grew 6.5%, at the high end of our expectations.” Mr. Merlo continued, "Additionally, we have generated significant free cash flow through the first half of this year. Between dividends and share repurchases, we have returned $2.6 billion to our shareholders year-to-date, and remain on track to achieve our goal of returning more than $5 billion in 2014."

Guidance

The Company raised and narrowed its earnings guidance range for the full year 2014. The Company now expects to deliver Adjusted EPS of $4.43 to $4.51, up from $4.36 to $4.50. GAAP diluted EPS from continuing operations was raised to $4.16 to $4.24, up from $4.09 to $4.23. The Company continues to expect to deliver 2014 free cash flow of $5.5 billion to $5.8 billion, while the 2014 cash flow from operations range was raised to $7.2 billion to $7.5 billion, up from $7.0 to $7.3 billion. The Company expects to deliver Adjusted EPS of $1.11 to $1.14 and GAAP diluted EPS from continuing operations of $1.04 to $1.07 in the third quarter of 2014.

Real Estate Program

During the three months ended June 30, 2014, the Company opened 34 new retail drugstores and closed four retail drugstores. In addition, the Company relocated eight retail drugstores. As of June 30, 2014, the Company operated 7,859 locations in 47 states, the District of Columbia, Puerto Rico and Brazil. These locations included 7,705 retail drugstores, 860 health care clinics, 17 onsite pharmacies, 24 retail specialty pharmacy stores, 11 specialty mail order pharmacies, four mail service dispensing pharmacies, and 84 branches and six centers of excellence for infusion and enteral services.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s more than 7,700 retail pharmacy stores; its leading pharmacy benefit manager serving nearly 65 million plan members; and its retail health clinic system, the largest in the nation with more than 860 MinuteClinic® locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor® program that helps people with chronic diseases such as diabetes obtain and stay on their medications. Find more information about CVS Caremark at http://info.cvscaremark.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in our most recently filed Quarterly Report on Form 10-Q.
 — Tables Follow —

CVS CAREMARK CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2014	2013	2014	2013

Net revenues	$34,602	$31,248	$67,291	$61,999
Cost of revenues	28,278	25,407	55,025	50,581
Gross profit	6,324	5,841	12,266	11,418
Operating expenses	4,116	3,869	8,034	7,752
Operating profit	2,208	1,972	4,232	3,666
Interest expense, net	158	126	316	252
Income before income tax provision	2,050	1,846	3,916	3,414
Income tax provision	804	721	1,541	1,335
Income from continuing operations	1,246	1,125	2,375	2,079
Loss from discontinued operations, net of tax	—	(1)	—	(1)
Net income	$1,246	$1,124	$2,375	$2,078

Basic earnings per share:
Income from continuing operations	$1.07	$0.92	$2.03	$1.69
Loss from discontinued operations	$—	$—	$—	$—
Net income	$1.07	$0.92	$2.03	$1.69
Weighted average basic shares outstanding	1,165	1,227	1,172	1,230

Diluted earnings per share:
Income from continuing operations	$1.06	$0.91	$2.01	$1.68
Loss from discontinued operations	$—	$—	$—	$—
Net income	$1.06	$0.91	$2.01	$1.68
Weighted average diluted shares outstanding	1,174	1,236	1,182	1,238

Dividends declared per share	$0.275	$0.225	$0.550	$0.450

CVS CAREMARK CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
In millions, except per share amounts	2014	2013
Assets:
Cash and cash equivalents	$1,612	$4,089
Short-term investments	100	88
Accounts receivable, net	9,533	8,729
Inventories	11,360	11,045
Deferred income taxes	979	902
Other current assets	554	472
Total current assets	24,138	25,325
Property and equipment, net	8,820	8,615
Goodwill	28,126	26,542
Intangible assets, net	9,906	9,529
Other assets	1,603	1,515
Total assets	$72,593	$71,526

Liabilities:
Accounts payable	$5,780	$5,548
Claims and discounts payable	4,918	4,548
Accrued expenses	4,812	4,768
Current portion of long-term debt	1,119	561
Total current liabilities	16,629	15,425
Long-term debt	12,252	12,841
Deferred income taxes	4,091	3,901
Other long-term liabilities	1,489	1,421
Commitments and contingencies	—	—

Shareholders’ equity:
CVS Caremark shareholders' equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,688 shares issued and 1,160 shares outstanding at June 30, 2014 and 1,680 shares issued and 1,180 shares
outstanding at December 31, 2013	17	17
Treasury stock, at cost: 527 shares at June 30, 2014 and 500 shares at December 31,
2013	(22,131)	(20,169)
Shares held in trust: 1 share at June 30, 2014 and December 31, 2013	(31)	(31)
Capital surplus	30,186	29,777
Retained earnings	30,221	28,493
Accumulated other comprehensive income (loss)	(132)	(149)
Total CVS Caremark shareholders’ equity	38,130	37,938
Noncontrolling interest	2	—
Total shareholders' equity	38,132	37,938
Total liabilities and shareholders’ equity	$72,593	$71,526

CVS CAREMARK CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2014	2013
Cash flows from operating activities:
Cash receipts from customers	$62,932	$56,446
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(50,268)	(44,657)
Cash paid to other suppliers and employees	(7,787)	(7,452)
Interest received	6	2
Interest paid	(331)	(267)
Income taxes paid	(1,483)	(1,530)
Net cash provided by operating activities	3,069	2,542

Cash flows from investing activities:
Purchases of property and equipment	(891)	(804)
Proceeds from sale-leaseback transactions	5	—
Proceeds from sale of property and equipment	7	11
Acquisitions (net of cash acquired) and other investments	(2,248)	(300)
Purchase of available-for-sale investments	(161)	—
Sale or maturity of available-for-sale investments	103	—
Net cash used in investing activities	(3,185)	(1,093)

Cash flows from financing activities:
Decrease in short-term debt	—	(690)
Repayments of long-term debt	(41)	—
Dividends paid	(647)	(553)
Proceeds from exercise of stock options	266	309
Excess tax benefits from stock-based compensation	65	34
Repurchase of common stock	(2,001)	(748)
Net cash used in financing activities	(2,358)	(1,648)
Effect of exchange rates on cash	(3)	(2)
Net decrease in cash and cash equivalents	(2,477)	(201)
Cash and cash equivalents at the beginning of the period	4,089	1,375
Cash and cash equivalents at the end of the period	$1,612	$1,174

Reconciliation of net income to net cash provided by operating activities:
Net income	$2,375	$2,078
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	965	951
Stock-based compensation	77	66
Deferred income taxes and other non-cash items	44	82
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(584)	(575)
Inventories	(235)	192
Other current assets	(74)	165
Other assets	(23)	(138)
Accounts payable and claims and discounts payable	521	98
Accrued expenses	33	(401)
Other long-term liabilities	(30)	24
Net cash provided by operating activities	$3,069	$2,542

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, divided by the weighted average diluted shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2014	2013	2014	2013
Income before income tax provision	$2,050	$1,846	$3,916	$3,414
Amortization	133	124	264	246
Adjusted income before income tax provision	2,183	1,970	4,180	3,660
Adjusted income tax provision(1)	856	770	1,645	1,432
Adjusted net income	$1,327	$1,200	$2,535	$2,228

Weighted average diluted shares outstanding	1,174	1,236	1,182	1,238
Adjusted earnings per share	$1.13	$0.97	$2.15	$1.80

(1)	The adjusted income tax provision is computed using the effective income tax rate computed from the condensed consolidated statement of income.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Six Months Ended June 30,
In millions	2014	2013

Net cash provided by operating activities	$3,069	$2,542
Subtract: Additions to property and equipment	(891)	(804)
Add: Proceeds from sale-leaseback transactions	5	—
Free cash flow	$2,183	$1,738

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
June 30, 2014:
Net revenues	$21,836	$16,871	$—	$(4,105)	$34,602
Gross profit	1,195	5,299	—	(170)	6,324
Operating profit (loss)	878	1,705	(205)	(170)	2,208
June 30, 2013:
Net revenues	18,800	16,139	—	(3,691)	31,248
Gross profit	963	5,005	—	(127)	5,841
Operating profit (loss)	675	1,600	(176)	(127)	1,972
Six Months Ended
June 30, 2014:
Net revenues	42,031	33,351	—	(8,091)	67,291
Gross profit	2,129	10,483	—	(346)	12,266
Operating profit (loss)	1,518	3,455	(395)	(346)	4,232
June 30, 2013:
Net revenues	37,111	32,179	—	(7,291)	61,999
Gross profit	1,731	9,952	—	(265)	11,418
Operating profit (loss)	1,174	3,132	(375)	(265)	3,666
Total Assets:
June 30, 2014	41,189	30,803	1,790	(1,189)	72,593
December 31, 2013	38,343	30,191	4,420	(1,428)	71,526
Goodwill:
June 30, 2014	21,233	6,893	—	—	28,126
December 31, 2013	19,658	6,884	—	—	26,542

(1)         Net revenues of the Pharmacy Services Segment includes approximately $2.0 billion of retail co-payments for the three months ended both June 30, 2014 and 2013, as well as $4.2 billion of retail co-payments for the six months ended both June 30, 2014 and 2013.

(2)
Intersegment eliminations relate to two types of transaction: (i) Intersegment revenues that occur when Pharmacy Services Segment customers use Retail Pharmacy Segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a stand-alone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services Segment customers, through the Company's intersegment activities (such as the Maintenance Choice® program), elect to pick up their maintenance prescriptions at Retail Pharmacy Segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. The following amounts are eliminated in consolidation in connection with the intersegment activity described in item (ii) above: net revenues of $1.2 billion and $1.1 billion for the three months ended June 30, 2014 and 2013, respectively, and $2.3 billion and $2.0 billion for the six months ended June 30, 2014 and 2013, respectively; and gross profit and operating profit of $170 million and $127 million for the three months ended June 30, 2014 and 2013, respectively, and $346 million and $265 million for the six months ended June 30, 2014 and 2013, respectively.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2014	2013	2014	2013

Net revenues	$21,836	$18,800	$42,031	$37,111
Gross profit	1,195	963	2,129	1,731
Gross profit % of net revenues	5.5%	5.1%	5.1%	4.7%
Operating expenses	317	288	611	557
Operating expense % of net revenues	1.5%	1.5%	1.5%	1.5%
Operating profit	878	675	1,518	1,174
Operating profit % of net revenues	4.0%	3.6%	3.6%	3.2%
Net revenues(1)(4):
Mail choice(2)	$7,753	$6,036	$14,587	$11,905
Pharmacy network(3)	14,025	12,709	27,327	25,100
Other	58	55	117	105
Pharmacy claims processed(1):
Total	230.9	226.6	458.7	454.3
Mail choice(2)	20.5	20.7	40.3	41.3
Pharmacy network(3)	210.4	205.9	418.4	413.0
Generic dispensing rate(1):
Total	82.4%	80.7%	82.0%	80.6%
Mail choice(2)	74.6%	75.8%	72.5%	75.6%
Pharmacy network(3)	83.2%	81.1%	83.0%	81.0%
Mail choice penetration rate	21.6%	22.4%	21.4%	22.3%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)	Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

(4)
In May 2014, the Company implemented Specialty Connect, which integrates the Company's mail and retail capabilities, providing members with the choice to bring their specialty prescriptions to any CVS/pharmacy location. Whether submitted through our mail order pharmacy or at CVS/pharmacy, all prescriptions are filled through the Company’s specialty mail order pharmacies, so all revenue from this specialty prescription services program is recorded within the Pharmacy Services Segment. Members then can choose to pick up their medication at their local CVS/pharmacy or have it sent to their home through the mail.

Supplemental Information
(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2014	2013	2014	2013

Net revenues	$16,871	$16,139	$33,351	$32,179
Gross profit	5,299	5,005	10,483	9,952
Gross profit % of net revenues	31.4%	31.0%	31.4%	30.9%
Operating expenses	3,594	3,404	7,028	6,819
Operating expense % of net revenues	21.3%	21.1%	21.1%	21.2%
Operating profit	1,705	1,600	3,455	3,132
Operating profit % of net revenues	10.1%	9.9%	10.4%	9.7%
Retail prescriptions filled (90 Day = 3 Rx) (1)	230.3	219.7	457.4	440.1
Net revenue increase:
Total	4.5%	2.0%	3.6%	1.1%
Pharmacy	5.4%	2.4%	4.8%	0.6%
Front store	1.1%	1.1%	(0.6)%	2.1%
Total prescription volume (90 Day = 3 Rx) (1)	4.8%	5.9%	3.8%	5.7%
Same store increase (decrease)(2):
Total sales	3.3%	0.5%	2.4%	(0.4)%
Pharmacy sales	5.0%	1.0%	4.4%	(0.8)%
Front store sales	(0.4)%	(0.4)%	(2.1)%	0.5%
Prescription volume (90 Day = 3 Rx) (1)	3.9%	5.0%	3.0%	4.8%
Generic dispensing rate	83.5%	81.9%	83.2%	81.6%
Pharmacy % of total revenues	69.6%	69.1%	69.8%	69.0%
Third party % of pharmacy revenue	98.7%	97.8%	98.5%	97.8%

(1)
Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal 30-day prescription.

(2)	Same store sales exclude revenues from MinuteClinic and stores in Brazil.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2014

Income before income tax provision	$8,041	$8,178
Amortization	518	520
Adjusted income before income tax provision	8,559	8,698
Adjusted income tax provision	3,371	3,422
Adjusted income from continuing operations	$5,188	$5,276

Weighted average diluted shares outstanding	1,172	1,170
Adjusted earnings per share from continuing operations	$4.43	$4.51

In millions, except per share amounts	Three Months Ending September 30, 2014

Income before income tax provision	$2,007	$2,064
Amortization	125	127
Adjusted income before income tax provision	2,132	2,191
Adjusted income tax provision	841	863
Adjusted income from continuing operations	$1,291	$1,328

Weighted average diluted shares outstanding	1,168	1,167
Adjusted earnings per share from continuing operations	$1.11	$1.14

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2014

Net cash provided by operating activities	$7,150	$7,450
Subtract: Additions to property and equipment	(2,300)	(2,200)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,450	$5,750